                                       5.1

                   LEGAL OPINION OF GARDERE WYNNE SEWELL, LLP

                    [LETTERHEAD OF GARDERE WYNNE SEWELL LLP]


                                                              August 8, 2002

Interphase Corporation
13800 Senlac
Dallas, Texas  75234

Ladies and Gentlemen:

         We have acted as counsel to Interphase Corporation, a Texas corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 (the "Registration Statement") of (i) an additional 2,150,000 shares of common stock, $.10 par value, of the Company (the "Common Stock"), to be issued or transferred in connection with the exercise of options granted or which may be granted by the Company under the Interphase Corporation Amended and Restated Stock Option Plan (the "Employees Plan") and
(ii) an additional 250,000 shares of Common Stock to be issued or transferred in connection with the exercise of options granted or which may be granted by the Company under the Interphase Corporation Amended and Restated Directors Stock Option Plan (the "Directors Plan"). The "Employees Plan" and the "Directors Plan" are referred to collectively herein as the "Plans."

         With respect to the foregoing, we have examined and have relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, orders, certificates, and other instruments as in our judgment are necessary or appropriate to render the opinion expressed below.

         Based upon the foregoing, we are of the opinion that the 2,400,000 shares of Common Stock of the Company, which from time to time may be issued or transferred upon the exercise of options granted under the Plans, in accordance with the appropriate proceedings of the Board of Directors of the Company, when so issued or transferred and sold in accordance with the provisions of the Plans and related agreements, will be duly and validly authorized and issued by the Company and fully paid and nonassessable.

         The opinions herein are subject to the following limitations and qualifications:

         A. The opinions expressed herein are limited to the federal laws of the United States of America.

         B. This opinion letter is as of the date hereof, and we undertake no obligation, and expressly disclaim any obligation, to advise the Company or any other person or entity of any change in any matter set forth herein.

         C. The opinions expressed herein relate only to the matters specifically set forth, and no opinion is implied or may be inferred as to any other matters.

         We note that David H. Segrest, a partner of this firm, is a member of the Board of Directors of the Company. In addition, Mr. Segrest beneficially owns 57,000 shares of Common Stock of the Company.

         We hereby consent to the use of this opinion as Exhibit 5.1 to the Form S-8 Registration Statement.

                                          Very truly yours,
                                          Gardere Wynne Sewell LLP

                                          By: /s/ David G. McLane
                                              ----------------------------------
                                              David G. McLane, Partner